                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K


                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE

                         SECURITIES EXCHANGE ACT OF 1934



Date of report (Date of earliest event reported)            March 23, 1998


                     PHARMACEUTICAL MARKETING SERVICES INC.
               (Exact Name of Registrant as Specified in Charter)


      Delaware                         01-9723                 51-0335521
(State or Other Jurisdiction        (Commission            (I.R.S. Employer
of Incorporation)                   File Number)          Identification No.)


Suite 912, 45 Rockefeller Plaza, New York, NY               10111
(Address of Principal Executive Offices)                   (Zip Code)




Registrant's telephone number, including area code            (212)841-0610





          (Former Name or Former Address, if Changed Since Last Report)

Item 5.  Other Events.

         On March 23, 1998, the registrant, Pharmaceutical Marketing Services Inc. (the "Company") entered into an Agreement and Plan of Merger (the "Merger Agreement") among Cognizant Corporation ("Cognizant"), New Sierra Acquisition Corp., a wholly-owned subsidiary of Cognizant ("Acquisition Sub") and the Company. Upon the terms and subject to the conditions contained in the Merger Agreement, Acquisition Sub shall merge with and into the Company with the Company surviving as a wholly-owned subsidiary of Cognizant (the "Merger"). Pursuant to the Merger Agreement, each share of common stock, $.01 par value, of the Company ("Company Common Stock") issued and outstanding at the effective time of the Merger (the "Effective Time") shall be converted as discussed below.

         On January 15, 1998, Cognizant announced a planned spin-off distribution (the "Cognizant Distribution") that will result in the reorganization of Cognizant into two separate publicly traded companies: IMS Health Incorporated ("IMS") and Nielsen Media Research, Inc. If the Effective Time occurs prior to the record date for the Cognizant Distribution then each share of Company Common Stock issued and outstanding at the Effective Time will be converted into the right to receive a fraction of a share of Cognizant's common stock, $.01 par value ("Cognizant Common Stock"). If the Effective Time occurs subsequent to the record date for the Cognizant Distribution then each share of Company Common Stock issued and outstanding at the Effective Time will be converted into the right to receive a fraction of a share of IMS's common stock, $.01 par value ("IMS Common Stock"). The exchange ratio applicable to Cognizant Common Stock will be determined by reference to, among other things, the average of the closing sale prices per share of Cognizant Common Stock on the New York Stock Exchange Composite Transactions Tape on each of the 15 consecutive trading days immediately preceding the second trading day prior to the Effective Time. The exchange ratio applicable to the IMS Common Stock will be determined by reference to the average of the closing sale prices per share of IMS Common Stock on the New York Stock Exchange Composite Transactions Tape on each of the 10 consecutive trading days immediately preceding the second trading day prior to the Effective Time. If the Effective Time had occurred on the date of the Merger Agreement, each share of Company Common Stock would have been converted into the right to receive a fraction of a share of Cognizant Common Stock valued at $14.50 (based on an average closing sale price for Cognizant Common Stock of $51.792).


                                       2
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The Company may terminate the Merger Agreement in the event the applicable exchange ratio would result in stockholders of the Company receiving less than $12.505 per share of Company Common Stock, provided, however, that if the Company desires to terminate the Merger Agreement in such event, Cognizant has the option of consummating the Merger at a value of $12.505 per share of Company Common Stock.

         Concurrently with the execution of the Merger Agreement, the registrant also entered into a Stock Option Agreement (the "Stock Option Agreement") with Cognizant pursuant to which the registrant granted to Cognizant an option to purchase up to an aggregate 2,462,391 shares of Registrant Common Stock at $14.50 per share. The option is exercisable only in the event the Merger Agreement is terminated under circumstances in which Cognizant becomes entitled to receive a termination fee from the Company. In addition, under certain circumstances, the Stock Option Agreement entitles Cognizant to require the Company to repurchase the option and/or any shares obtained through exercise of the option. The maximum amount of compensation the Company is required to pay Cognizant under the Stock Option Agreement together with any termination fees and expense reimbursement is $6.5 million.

         In connection with its approval of the Merger and the Merger Agreement, the Board of Directors of the Company amended the Rights Agreement of the Company to the effect that none of the Merger, the Merger Agreement or the Stock Option Agreement will cause the Rights issued under the Rights Agreement to become exercisable.

         The Merger is subject to the approval of the stockholders of the Company, and to certain other conditions, including regulatory and third-party approvals and waivers. The Merger Agreement (without schedules) is attached hereto as Exhibit 2.1.


Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

(c)  Exhibits.

Number                              Description
------                              -----------

2.1 Agreement and Plan of Merger, dated as of March 23, 1998, among Cognizant
                                    Corporation, New Sierra

                                    Acquisition Corp. and Pharmaceutical
                                    Marketing Services Inc.

2.2                                 Stock Option Agreement, dated as of March
                                    23, 1998, by and between Pharmaceutical
                                    Marketing Services Inc. and Cognizant
                                    Corporation.


99.1                                Press Release dated March 23, 1998.


99.2                                Press Release dated March 23, 1998.




                                       4
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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                   PHARMACEUTICAL MARKETING SERVICES INC.



                                   By:    /s/ Dennis M. J. Turner
                                      ---------------------------------------
                                        Name: Dennis M. J. Turner
                                        Title: Chief Executive Officer

Date:  April 2, 1998


                                       5
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                                INDEX TO EXHIBITS


Exhibit                 Description
-------                 -----------
2.1                     Agreement and Plan of Merger dated as of
                        March 23, 1998 among Cognizant
                        Corporation, New Sierra Acquisition Corp.
                        and Pharmaceutical Marketing Services Inc.

2.2                     Stock Option Agreement, dated as of March
                        23, 1998, by and between Pharmaceutical
                        Marketing Services Inc. and Cognizant
                        Corporation.


99.1                    Press Release dated March 23, 1998.

99.2                    Press Release dated March 23, 1998.